Exhibit 10.4

                               2000
                               ABCBS
                             Incentive
                                Plan



                       Senior Vice President






                             Mike Fulk

                     The ABCBS Incentive Plan

                            Eligibility

The 2000 ABCBS Incentive Plan (AIP) is a short-term incentive program designed to reward the key management team for the achievement of financial and individual goals. This booklet contains specific incentive plan guidelines designed exclusively for Senior Vice Presidents of ABCBS.



ABCBS reserves the right to update, modify or repeal this program, permanently or temporarily, if it is in the best interest of ABCBS to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of time.




                             Elements

There are two elements that determine a participant's incentive payment:

-- Achievement of the corporate financial goal as defined by the company's net income.
-- Achievement of pre-determined individual goals (discretionary and budget goals).

                Incentive Pool & Incentive Payment

The key element in determining the size of each participant's incentive pool is the overall corporate financial performance as measured by the company's 2000 net income. Your maximum incentive opportunity will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal (net income) and individual goals.

The incentive pool size is expressed as a percentage of each participant's base salary as of December 31, 2000.

                      Incentive Pool Funding

                      Threshold         Target        Maximum

Net Income:*        $#                 $#                $#

Pool Size as a %
of base salary:           13%             38%            58%


  *Net income is ABCBS total income, excluding one time charges.
  #Material has been omitted pursuant to a request for confidential treatment. This material has been filed separately.


              Source: Corporate Financial Statements

    Note: Performance results for the pool will be interpolated.


      Corporate Financial Incentive and Individual Incentive

Corporate Financial Incentive - 50% of your incentive payment (from the available pool described on the previous page) is based solely on the accomplishment of the corporate financial goal, i.e., you will receive 50% of the incentive payment as shown in the incentive pool table on page 2.

Individual Incentive - Additionally, 50% of your incentive payment is based on the accomplishment of individual goals. The corporate financial goal result (ABCBS net income) will determine the incentive pool available for individual goal accomplishment. The corporate financial goal threshold must be met before any payout for individual goals will occur.

Individual goals will be comprised of two components: discretionary and budget. The discretionary and budget goals will be weighted
80% and 20%, respectively.

Each participant will have specific, and in many cases, unique discretionary goals that will be tied to and support ABCBS's overall corporate goals. These goals may be individual or team goals that focus on key projects, productivity, quality, process improvement, or organizational effectiveness, to which all participants contribute. All discretionary goals must be approved by the Compensation Committee of the Board.

Achievement of all individual goal targets will result in a payout equal to 100% of your potential payout for individual goals. (The potential payout is based on the available pool created by corporate financial performance.) The maximum payout for individual goal performance, 150% of your potential payout for individual goals, may be achieved based on exceptional performance against individual goals.

The types and weighting of discretionary goals will vary, but the sum of their target weights will equal 80%. Goals should be weighted according to the importance of ABCBS business and operating objectives, and should include such areas as management development, organizational effectiveness, process improvement of division/department operations, and/or major projects.

Target payout percentages for discretionary goals should be equal to the goal's weight; and, the maximum payout percentage should be 150% of the target payout percentage.

Goal worksheets may be found in "HR Forms" in the Shared/Public
Folders.



                   Administration of the Program


Year-end corporate financial results for 2000 are expected to be available by March 2001. The Finance Division will submit performance against the corporate General and Administrative expenses budget goal, as well as the results of specific group/division General and Administrative expense budget goals will be forwarded to Human Resources by the Finance Division.
Participants will summarize their performance against their individual discretionary goals and forward these to the Executive
Vice President of ABCBS.

After receiving all necessary information, Human Resources will calculate the incentive payments with payout expected to occur no later than March 15, 2001, following acceptance and approval by the Compensation Committee of the Board of Directors.

The size of the Financial Performance Component and the Individual Performance Component is expressed as a percentage of each participant's base salary as of December 31, 2000.

Incentives for those who are promoted into a management position, move from one management level to another, or move out of a management position and into another position within the company, will be prorated according to the number of full months spent in the eligible position(s). Incentives for those newly hired into positions eligible for the AIP will be calculated using the participant's hire date.

If the participant moves into or out of an eligible position, or moves from one AIP level to another, (ex. Vice President to Senior Vice President), the incentive pool will be based on the participant's base salary for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

If an eligible participant receives a performance rating of DNM
(Does Not Meet Standards) at his or her annual performance review, he or she will become ineligible to receive an incentive payment for that year.

A participant whose employment is terminated for any reason prior to the incentive payment payout, will be ineligible to receive a payment under this plan. The only exceptions relate to death or disability while employed. In these cases, the incentive payment will be prorated according to the number of full months the participant spent in the position(s). In the case of death, payment will be made to the participant's beneficiary, as specified in the company provided life insurance policy.